File No. 1-15995

                              United States
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM U-3A-2/A
                               AMENDMENT NO. 1

     Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the Provisions of the Public Utility Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


                             UIL HOLDINGS CORPORATION

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

UIL Holdings Corporation ("UIL Holdings") was incorporated under the laws of the State of Connecticut and is a holding company organized to acquire and hold the securities of other corporations.

UI was incorporated under the laws of the State of Connecticut and is a wholly-owned subsidiary of UIL Holdings. UI is an operating electric public utility engaged in the production, purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes in a service area of about 335 square miles in the southwestern part of the State of Connecticut.

United Resources, Inc. ("URI") was incorporated under the laws of the State of Connecticut and is a wholly-owned subsidiary of UIL Holdings. URI serves as the parent corporation for several non-utility businesses, each of which is incorporated separately in Connecticut.

         A. American Payment Systems, Inc. ("APS") was incorporated under the laws of the State of Connecticut and is a wholly-owned subsidiary of URI. APS provides electronic bill payment services to companies throughout the United States. APS recruits and manages retailers to provide this service to the companies' customers who prefer to pay their bills in person.

                  1. APS Card Services, Inc. ("CSI") was incorporated under the laws of the State of Connecticut and is a wholly-owned subsidiary of APS. CSI markets a prepaid stored value card.

                  2. Cell Cards of Illinois, LLC. ("CCI") was incorporated under the laws of the State of Illinois and is a 51% majority owned subsidiary of APS. CCI sells prepaid long distance telephone service, prepaid telephone calling cards, and prepaid wireless telephone service.

         B. Xcelecom, Inc. ("Xcelecom") was incorporated under the laws of the State of Connecticut and is a wholly-owned subsidiary of URI. Xcelecom serves as the parent corporation for several corporations that provide specialized services in the electrical, communications and data network infrastructure industries.

                  1. Precision Power, Inc. was incorporated under the laws of the State of Connecticut and is a wholly-owned subsidiary of Xcelecom. Precision Power was engaged in electrical construction and related services for larger commercial, industrial and institutional customers in Connecticut. As of the end of 2000, the operations of Precision Power were combined with those of McPhee Electric LTD, LLC, another Xcelecom Connecticut based subsidiary.

                  2. Allan Electric, Inc. was incorporated under the laws of the State of New Jersey and is a wholly-owned subsidiary of Xcelecom. Allan Electric is engaged in electrical construction, intelligent highway system deployment and related services for larger commercial, industrial, governmental and institutional customers in New Jersey.

                  3. The DataStore, Inc. was incorporated under the laws of the State of New Jersey and is a wholly-owned subsidiary of Xcelecom. The DataStore is engaged in data and communications network infrastructure design, installation and services for commercial, industrial, governmental and institutional customers in New Jersey, Delaware and Pennsylvania.

                  4. Orlando Diefenderfer Electrical Contractor, Inc. ("ODE") was incorporated under the laws of the State of Pennsylvania and is a wholly-owned subsidiary of Xcelecom. ODE is engaged in electrical construction and related services for larger commercial, industrial, governmental and institutional customers in Pennsylvania.

                  5. JBL Electric, Inc. was incorporated under the laws of the State of New Jersey and is a wholly-owned subsidiary of Allan Electric. JBL Electric is primarily engaged in the construction and installation of cellular towers and large satellite communications systems throughout the states of New Jersey, Delaware, New York and Connecticut.

                  6. Johnson Electric, Inc. was incorporated under the laws of the State of Connecticut and is a wholly-owned subsidiary of Xcelecom. Johnson Electric is engaged in electrical construction and related services for larger commercial, industrial, governmental and institutional customers in Connecticut.

                  7. McPhee Electric LTD, LLC was incorporated under the limited liability corporation laws of the State of Connecticut and is a wholly-owned subsidiary of Xcelecom. McPhee is engaged in electrical construction and related services for larger commercial, industrial, governmental and institutional customers in Connecticut, Rhode Island, Massachusetts and other New England states.

                  8. Thermal Energies, Inc. ("TEI") was incorporated under the laws of the State of Connecticut and is a wholly-owned subsidiary of Xcelecom. TEI owns and operates a central heating and cooling plant in one of New Haven, Connecticut's largest commercial office buildings. In addition, TEI holds a 52% ownership share in the Government Center Thermal Energy Partnership (the "Partnership"). The Partnership operates a district heating and cooling facility that serves the City Hall and Hall of Records of the City of New Haven and the adjacent Connecticut Financial Center building.

                  9. Brite-Way Electric, Inc., was incorporated under the laws of the State of New Jersey and is a wholly-owned subsidiary of Xcelecom, Inc. Brite-Way Electric is engaged in electrical construction for larger commercial, industrial, governmental and institutional customers in New Jersey.

                 10. J. E. Richards, Inc., was incorporated under the laws of the State of Maryland and is a wholly-owned subsidiary of Xcelecom, Inc. J. E. Richards is engaged in electrical construction for larger commercial, industrial, governmental and institutional customers in Maryland and the Greater Washington, D.C. area.

                 11. M. J. Daly & Sons, Inc. was incorporated under the laws of the State of Connecticut and is a wholly-owned subsidiary of Xcelecom, Inc.
M. J. Daly & Sons is engaged in mechanical construction and fire protection services for commercial, industrial, governmental and institutional customers in Connecticut and Massachusetts.

                 12. 4-Front Systems, Inc., was incorporated under the laws of the State of North Carolina and is a wholly-owned subsidiary of Xcelecom, Inc. 4-Front Systems, Inc., is engaged in data and communications network infrastructure design, installation and services for commercial, governmental and institutional customers in North Carolina.

                 13. Terry's Electric Incorporated was incorporated under the laws of the State of Florida and is a wholly-owned subsidiary of Xcelecom. Terry's Electric is engaged in electrical construction and related services for larger commercial, industrial, governmental and institutional customers in Florida, Georgia, Texas, Oklahoma and North Carolina.

         C. United Capital Investments, Inc. ("UCI") was incorporated under the laws of the State of Connecticut and is a wholly-owned subsidiary of URI. UCI participates in non-utility business ventures that complement UI's electric transmission and distribution business.

                  1. Souwestcon Properties, Inc. ("Souwestcon") was incorporated under the laws of the State of Connecticut and is a wholly-owned subsidiary of UCI. Souwestcon is engaged in a real estate development project located in North Haven, Connecticut.

         D. United Bridgeport Energy, Inc. ("UBE") was incorporated under the laws of the State of Connecticut and is a wholly-owned subsidiary of URI. UBE is participating in the ownership of an Exempt Wholesale Generator ("EWG") merchant wholesale electric generating facility located in Bridgeport, Connecticut.


2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION, AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

UIL Holdings does not directly own any property used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas.

UI owns and operates an electric transmission system consisting of 102 circuit miles of overhead lines and approximately 17 circuit miles of underground lines, all operated at 345 KV or 115 KV and located within or immediately adjacent to the territory served by UI in the southwestern part of the State of Connecticut. These transmission lines interconnect electric generation facilities and are part of the New England transmission grid through connections with the transmission lines of The Connecticut Light and Power Company. A major portion of UI's transmission lines is constructed on a railroad right-of-way of the Connecticut Department of Transportation pursuant to two Transmission Line Agreements. One of the agreements expired in May 2000. Currently UI is negotiating a new agreement. The other agreement has been extended to May 2040.

UI owns and operates 25 bulk electric supply substations with a capacity of 1,784,170 KVA and 27 distribution substations with a capacity of 132,270 KVA. UI has 3,233 pole-line miles of overhead distribution lines and 130 conduit-bank miles of underground distribution lines. All of these facilities are located within the State of Connecticut.


3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:

         (a) Number of kWh. of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.


                        ELECTRICITY             GAS
                        -----------             ---
UIL Holdings            None                    None
UI                      7,593,541,000           None

         (b) Number of kWh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.


                        ELECTRICITY             GAS
                        -----------             ---
UIL Holdings            None                    None
UI                      None                    None

         (c) Number of kWh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.


                        ELECTRICITY             GAS
                        -----------             ---
UIL Holdings            None                    None
UI                      1,812,531,000           None

         (d) Number of kWh. of electric energy and Mcf. of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.


                        ELECTRICITY             GAS
                        -----------             ---
UIL Holdings            None                    None
UI                      5,781,010,000           None

4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

         (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

                  Bridgeport Energy LLC, 10 Atlantic Street, Bridgeport, Connecticut 06604. This facility is a 520 MW combined-cycle generator.


         (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

                  United Bridgeport Energy, Inc. ("UBE"), a wholly-owned subsidiary of URI, holds a 33.33% ownership interest in Bridgeport Energy LLC, the owner and operator of the facility.


         (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of any security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

                  The capital invested by UBE in the EWG is approximately $78,232,000, of which approximately $54,162,000 is debt and approximately $24,070,000 is equity. Neither UIL Holdings nor any direct or indirect subsidiary of UIL Holdings has signed any direct or indirect guarantee of the security of the EWG. There is no direct or indirect recourse to UIL Holdings or any other system company for any financial obligation of the EWG.


         (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

                  The capitalization of the EWG on December 31, 2002 was approximately $237,661,000; the earnings of the EWG during the fiscal period ending December 31, 2002 were approximately $8,703,000.


         (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                  None

The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 13th day of March, 2003.


                                        UIL HOLDINGS CORPORATION




                                        By:    /s/ Louis J. Paglia
                                            -----------------------------------
                                                   Louis J. Paglia
                                              Executive Vice President and
                                                Chief Financial Officer





(Corporate seal)


Attest:


  /s/ Charles J. Pepe
--------------------------
Charles J. Pepe
Assistant Secretary

Name, title and address of officer to whom notices and correspondences concerning this statement should be addressed:

Louis J. Paglia
Executive Vice President
Chief Financial Officer
157 Church Street
New Haven, Connecticut 06510

                                    EXHIBIT A


Exhibit A is revised to reflect data inadvertently omitted from original filing.


See attached consolidating statement of income and surplus of the claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

UIL HOLDINGS CORPORATION
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2002
THOUSANDS OF DOLLARS

                                                         The United               UIL               United
                                                     Illuminating Company       Holdings         Resources, Inc.
                                                     --------------------  -------------------   ---------------
OPERATING REVENUES
     Utility                                                   $727,533                $    -           $    -
     Non-utility businesses                                           -                     -               19
                                                     -------------------   -------------------   --------------
     Total Operating Revenues                                   727,533                     -               19
                                                     -------------------   -------------------   --------------
OPERATING EXPENSES
  Operation
     Fuel and energy                                            269,195                     -                -
     Operation and maintenance                                  200,530                    28            2,532
  Depreciation and amortization                                  88,115                     -                -
  Taxes - other than income taxes                                44,488                     -                -
                                                     -------------------   -------------------   --------------
       Total                                                    602,328                    28            2,532
                                                     -------------------   -------------------   --------------
OPERATING INCOME(LOSS)                                          125,205                   (28)          (2,513)
                                                     -------------------   -------------------   --------------

OTHER INCOME AND (DEDUCTIONS)                                     3,744                51,260               50
                                                     -------------------   -------------------   --------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND INCOME TAXES          128,949                51,232           (2,463)
                                                     -------------------   -------------------   --------------

INTEREST CHARGES, NET
  Interest on long-term debt                                     35,092                 5,490                -
  Interest on Seabrook obligation bonds owned by UI              (5,122)                    -                -
  Other interest                                                    145                 1,751            4,601
                                                     -------------------   -------------------   --------------
                                                                 30,115                 7,241            4,601
  Amortization of debt expense and redemption premiums            1,969
                                                     -------------------   -------------------   --------------
       Interest Charges, net                                     32,084                 7,241            4,601
                                                     -------------------   -------------------   --------------

INCOME (LOSS) BEFORE INCOME TAXES                                96,865                43,991           (7,064)
                                                     -------------------   -------------------   --------------

INCOME TAXES                                                     42,921                    44           (2,817)
                                                     -------------------   -------------------   --------------

NET INCOME (LOSS)                                               $53,944               $43,947          $(4,247)
                                                     ===================   ===================   ==============


                                                          American                                 United
                                                          Payment           United Capital        Bridgeport        Souwestcon
                                                        Systems, Inc.       Investments, Inc.     Energy Inc.    Properties, Inc.
                                                     -------------------   -------------------   --------------  -----------------
OPERATING REVENUES
     Utility                                                    $     -               $     -          $     -           $   -
     Non-utility businesses                                      93,699                     -                -               -
                                                     -------------------   -------------------   --------------  -----------------
     Total Operating Revenues                                    93,699                     -                -               -
                                                     -------------------   -------------------   --------------  -----------------
OPERATING EXPENSES
  Operation
     Fuel and energy                                                  -                     -                -               -
     Operation and maintenance                                   92,810                   555              102             221
  Depreciation and amortization                                   3,562                     -                -               -
  Taxes - other than income taxes                                   702                    36                3              13
                                                     -------------------   -------------------   --------------  -----------------
       Total                                                     97,074                   591              105             234
                                                     -------------------   -------------------   --------------  -----------------
OPERATING INCOME(LOSS)                                           (3,375)                 (591)            (105)           (234)
                                                     -------------------   -------------------   --------------  -----------------

OTHER INCOME AND (DEDUCTIONS)                                       455                (6,210)             918            (350)
                                                     -------------------   -------------------   --------------  -----------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND INCOME TAXES           (2,920)               (6,801)             813            (584)
                                                     -------------------   -------------------   --------------  -----------------

INTEREST CHARGES, NET
  Interest on long-term debt                                          -                     -                -               -
  Interest on Seabrook obligation bonds owned by UI                   -                     -                -               -
  Other interest                                                     99                     3            2,491               -
                                                     -------------------   -------------------   --------------  -----------------
                                                                     99                     3            2,491               -
  Amortization of debt expense and redemption premiums
                                                     -------------------   -------------------   --------------  -----------------
       Interest Charges, net                                         99                     3            2,491               -
                                                     -------------------   -------------------   --------------  -----------------

INCOME (LOSS) BEFORE INCOME TAXES                                (3,019)               (6,804)          (1,678)           (584)
                                                     -------------------   -------------------   --------------  -----------------

INCOME TAXES                                                     (1,215)               (2,713)            (669)           (233)
                                                     -------------------   -------------------   --------------  -----------------

NET INCOME (LOSS)                                               $(1,804)              $(4,091)         $(1,009)          $(351)
                                                     ===================   ===================   ==============  =================


                                                        Consolidated                                  UIL
                                                       Xcelecom, Inc.         Eliminations       Consolidated
                                                     -------------------   -------------------   --------------
OPERATING REVENUES
     Utility                                                   $      -              $      -       $  727,533
     Non-utility businesses                                     310,044                  (273)         403,489
                                                     -------------------   -------------------   --------------
     Total Operating Revenues                                   310,044                  (273)       1,131,022
                                                     -------------------   -------------------   --------------
OPERATING EXPENSES
  Operation
     Fuel and energy                                                  -                     -          269,195
     Operation and maintenance                                  301,195                  (273)         597,700
  Depreciation and amortization                                   4,452                     -           96,129
  Taxes - other than income taxes                                 1,430                     -           46,672
                                                     -------------------   -------------------   --------------
       Total                                                    307,077                  (273)       1,009,696
                                                     -------------------   -------------------   --------------
OPERATING INCOME(LOSS)                                            2,967                     -          121,326
                                                     -------------------   -------------------   --------------

OTHER INCOME AND (DEDUCTIONS)                                       732               (52,470)          (1,871)
                                                     -------------------   -------------------   --------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND INCOME TAXES            3,699               (52,470)         119,455
                                                     -------------------   -------------------   --------------

INTEREST CHARGES, NET
  Interest on long-term debt                                          -                     -           40,582
  Interest on Seabrook obligation bonds owned by UI                   -                     -           (5,122)
  Other interest                                                  1,314                (8,588)           1,816
                                                     -------------------   -------------------   --------------
                                                                  1,314                (8,588)          37,276
  Amortization of debt expense and redemption premiums                -                     -            1,969
                                                     -------------------   -------------------   --------------
       Interest Charges, net                                      1,314                (8,588)          39,245
                                                     -------------------   -------------------   --------------

INCOME (LOSS) BEFORE INCOME TAXES                                 2,385               (43,882)          80,210
                                                     -------------------   -------------------   --------------

INCOME TAXES                                                        945                     -           36,263
                                                     -------------------   -------------------   --------------

NET INCOME (LOSS)                                                $1,440              $(43,882)         $43,947
                                                     ===================   ===================   ==============

XCELECOM, INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2002
THOUSANDS OF DOLLARS

                                                            Thermal        Precision                        Xcelecom
                                                         Energies, Inc    Power, Inc.    Brite Way, Inc       Inc.
                                                         --------------   ------------   ---------------   ------------
OPERATING REVENUES
     Utility                                                    $ -               $ -           $     -        $     -
     Non-utility businesses                                      1,977              -            12,426              -
                                                         --------------   ------------   ---------------   ------------
     Total Operating Revenues                                    1,977              -            12,426              -
                                                         --------------   ------------   ---------------   ------------
OPERATING EXPENSES
  Operation
     Fuel and energy
     Operation and maintenance                                   1,078              -            11,858          1,189
  Depreciation and amortization                                    297              -                61            281
  Taxes - other than income taxes                                    1              -                 8            107
                                                         --------------   ------------   ---------------   ------------
       Total                                                     1,376              -            11,927          1,577
                                                         --------------   ------------   ---------------   ------------
OPERATING INCOME(LOSS)                                             601              -               499         (1,577)
                                                         --------------   ------------   ---------------   ------------

OTHER INCOME AND (DEDUCTIONS)                                     (104)            28                 2            122
                                                         --------------   ------------   ---------------   ------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND INCOME TAXES             497             28               501         (1,455)
                                                         --------------   ------------   ---------------   ------------

INTEREST CHARGES, NET
  Interest on long-term debt                                         -              -                 -              -
  Interest on Seabrook obligation bonds owned by UI                  -              -                 -              -
  Other interest                                                   221                               29             30
                                                         --------------   ------------   ---------------   ------------
                                                                   221              -                29             30
  Amortization of debt expense and redemption premiums               -              -                 -              -
                                                         --------------   ------------   ---------------   ------------
       Interest Charges, net                                       221              -                29             30
                                                         --------------   ------------   ---------------   ------------

INCOME (LOSS) BEFORE INCOME TAXES                                  276             28               472         (1,485)
                                                         --------------   ------------   ---------------   ------------

INCOME TAXES                                                       110             11               193           (592)
                                                         --------------   ------------   ---------------   ------------

NET INCOME (LOSS)                                                 $166            $17              $279          $(893)
                                                         ==============   ============   ===============   ============


                                                                                            Orlando
                                                            Johnson          Data        Diefenderfer,        Allan
                                                         Electric, Inc.   Store, Inc.         Inc.         Electric, Inc.
                                                         --------------   ------------   ---------------   --------------
OPERATING REVENUES
     Utility                                                   $     -        $     -           $     -        $     -
     Non-utility businesses                                      7,971         17,961            49,858         40,152
                                                         --------------   ------------   ---------------   ------------
     Total Operating Revenues                                    7,971         17,961            49,858         40,152
                                                         --------------   ------------   ---------------   ------------
OPERATING EXPENSES
  Operation
     Fuel and energy
     Operation and maintenance                                  12,374         17,846            48,953         39,333
  Depreciation and amortization                                    158            165               444            330
  Taxes - other than income taxes                                   67            101               214             56
                                                         --------------   ------------   ---------------   ------------
       Total                                                    12,599         18,112            49,611         39,719
                                                         --------------   ------------   ---------------   ------------
OPERATING INCOME(LOSS)                                          (4,628)          (151)              247            433
                                                         --------------   ------------   ---------------   ------------

OTHER INCOME AND (DEDUCTIONS)                                        -             25               150            145
                                                         --------------   ------------   ---------------   ------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND INCOME TAXES          (4,628)          (126)              397            578
                                                         --------------   ------------   ---------------   ------------

INTEREST CHARGES, NET
  Interest on long-term debt                                         -              -                 -              -
  Interest on Seabrook obligation bonds owned by UI                  -              -                 -              -
  Other interest                                                    41             40               177            186
                                                         --------------   ------------   ---------------   ------------
                                                                    41             40               177            186
  Amortization of debt expense and redemption premiums               -              -                 -              -
                                                         --------------   ------------   ---------------   ------------
       Interest Charges, net                                        41             40               177            186
                                                         --------------   ------------   ---------------   ------------

INCOME (LOSS) BEFORE INCOME TAXES                               (4,669)          (166)              220            392
                                                         --------------   ------------   ---------------   ------------

INCOME TAXES                                                    (1,862)           (68)               91            160
                                                         --------------   ------------   ---------------   ------------

NET INCOME (LOSS)                                              $(2,807)          $(98)             $129           $232
                                                         ==============   ============   ===============   ============


                                                              JBL           McPhee          4 Front
                                                         Electric, Inc.   Electric, Inc.  Systems, Inc.    M J Daly, Inc.
                                                         --------------   ------------   ---------------   --------------
OPERATING REVENUES
     Utility                                                    $    -        $     -           $     -        $     -
     Non-utility businesses                                      7,899         61,935            13,599         26,300
                                                         --------------   ------------   ---------------   ------------
     Total Operating Revenues                                    7,899         61,935            13,599         26,300
                                                         --------------   ------------   ---------------   ------------
OPERATING EXPENSES
  Operation
     Fuel and energy
     Operation and maintenance                                   7,304         54,839            13,970         26,097
  Depreciation and amortization                                    282            853               147            270
  Taxes - other than income taxes                                    6            182               153            102
                                                         --------------   ------------   ---------------   ------------
       Total                                                     7,592         55,874            14,270         26,469
                                                         --------------   ------------   ---------------   ------------
OPERATING INCOME(LOSS)                                             307          6,061              (671)          (169)
                                                         --------------   ------------   ---------------   ------------

OTHER INCOME AND (DEDUCTIONS)                                        5            130                32              5
                                                         --------------   ------------   ---------------   ------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND INCOME TAXES             312          6,191              (639)          (164)
                                                         --------------   ------------   ---------------   ------------

INTEREST CHARGES, NET
  Interest on long-term debt                                         -              -                 -              -
  Interest on Seabrook obligation bonds owned by UI                  -              -                 -              -
  Other interest                                                    79            149                49             56
                                                         --------------   ------------   ---------------   ------------
                                                                    79            149                49             56
  Amortization of debt expense and redemption premiums               -              -                 -              -
                                                         --------------   ------------   ---------------   ------------
       Interest Charges, net                                        79            149                49             56
                                                         --------------   ------------   ---------------   ------------

INCOME (LOSS) BEFORE INCOME TAXES                                  233          6,042              (688)          (220)
                                                         --------------   ------------   ---------------   ------------

INCOME TAXES                                                        95          2,409              (272)           (88)
                                                         --------------   ------------   ---------------   ------------

NET INCOME (LOSS)                                                 $138         $3,633             $(416)         $(132)
                                                         ==============   ============   ===============   ============


                                                          J E Richards,                     Xcelecom
                                                              Inc.       Terry Electric   Consolidated
                                                         --------------  --------------  ---------------
OPERATING REVENUES
     Utility                                                   $     -        $     -          $      -
     Non-utility businesses                                     32,432         37,534           310,044
                                                         --------------   ------------   ---------------
     Total Operating Revenues                                   32,432         37,534           310,044
                                                         --------------   ------------   ---------------
OPERATING EXPENSES
  Operation
     Fuel and energy                                                 -              -                 -
     Operation and maintenance                                  30,988         35,366           301,195
  Depreciation and amortization                                    277            887             4,452
  Taxes - other than income taxes                                  154            279             1,430
                                                         --------------   ------------   ---------------
       Total                                                    31,419         36,532           307,077
                                                         --------------   ------------   ---------------
OPERATING INCOME(LOSS)                                           1,013          1,002             2,967
                                                         --------------   ------------   ---------------

OTHER INCOME AND (DEDUCTIONS)                                      118             74               732
                                                         --------------   ------------   ---------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND INCOME TAXES           1,131          1,076             3,699
                                                         --------------   ------------   ---------------

INTEREST CHARGES, NET
  Interest on long-term debt                                         -              -                 -
  Interest on Seabrook obligation bonds owned by UI                  -              -                 -
  Other interest                                                    35            222             1,314
                                                         --------------   ------------   ---------------
                                                                    35            222             1,314
  Amortization of debt expense and redemption premiums               -              -                 -
                                                         --------------   ------------   ---------------
       Interest Charges, net                                        35            222             1,314
                                                         --------------   ------------   ---------------

INCOME (LOSS) BEFORE INCOME TAXES                                1,096            854             2,385
                                                         --------------   ------------   ---------------

INCOME TAXES                                                       437            321               945
                                                         --------------   ------------   ---------------

NET INCOME (LOSS)                                                 $659           $533            $1,440
                                                         ==============   ============   ===============

UIL HOLDINGS CORPORATION
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
THOUSANDS OF DOLLARS
ASSETS

                                                               The United                          United
                                                              Illuminating                        Resources
                                                                Company         UIL Holdings         Inc.
                                                          -------------------   ------------   ---------------
Current Assets
  Unrestricted cash and temporary cash investments                  $  9,245       $     10          $    469
  Restricted cash                                                      5,588              -                 -
  Utility accounts receivable, less allowance of $1,654               58,171              -                 -
  Other accounts receivable, less allowance of $1,522                 32,288         77,191             3,656
  Accounts receivable - APS settlement assets                              -              -                 -
  Unbilled revenues                                                   25,763              -                 -
  Materials and supplies, at average cost                              1,745              -                 -
  Prepayments                                                          1,973              -                 -
  Other                                                                    -              -                 -
                                                          -------------------   ------------   ---------------
          Total                                                      134,773         77,201             4,125
                                                          -------------------   ------------   ---------------

Other Property and Investments
   Investment in United Bridgeport Energy facility                         -              -                 -
   Nuclear decommissioning trust fund assets                               -              -                 -
   Marketable securities                                                   -              -                 -
   Investment in debt securities                                      25,000              -                 -
   Other                                                               3,549        384,884           256,760
                                                          -------------------   ------------   ---------------
          Total                                                       28,549        384,884           256,760
                                                          -------------------   ------------   ---------------

Property, Plant and Equipment at original cost
  In service                                                         696,981              -                 -
  Less, accumulated depreciation                                     250,778              -                 -
                                                          -------------------   ------------   ---------------
                                                                     446,203              -                 -
  Construction work in progress                                       49,411              -                 -
                                                          -------------------   ------------   ---------------
         Net Property, Plant and Equipment                           495,614              -                 -
                                                          -------------------   ------------   ---------------

Regulatory Assets
  Nuclear plant investments-above market                             456,950              -                 -
  Income taxes due principally to book-tax differences                69,115              -                 -
  Long-term purchase power contracts - above market                  100,379              -                 -
  Connecticut Yankee                                                  33,821              -                 -
  Unamortized redemption costs                                        18,245              -                 -
  Other                                                               40,804              -                 -
                                                          -------------------   ------------   ---------------
          Total                                                      719,314              -                 -
                                                          -------------------   ------------   ---------------

Deferred Charges
  Goodwill                                                                 -              -                 -
  Unamortized debt issuance expenses                                   3,875            634                 -
  Long term accounts receivable                                       10,766              -                 -
  Other                                                               10,391              -                 -
                                                          -------------------   ------------   ---------------
          Total                                                       25,032            634                 -
                                                          -------------------   ------------   ---------------

          Total Assets                                            $1,403,282       $462,719          $260,885
                                                          ===================   ============   ===============


                                                               American         United Capital     United
                                                                Payment          Investments,    Bridgeport
                                                             Systems, Inc.          Inc.        Energy, Inc.
                                                          -------------------   ------------   ---------------
Current Assets
  Unrestricted cash and temporary cash investments                 $   1,658         $   75              $ 89
  Restricted cash                                                     40,451              -                 -
  Utility accounts receivable, less allowance of $1,654                    -              -                 -
  Other accounts receivable, less allowance of $1,522                  8,509             97             1,193
  Accounts receivable - APS settlement assets                         44,770              -                 -
  Unbilled revenues                                                        -              -                 -
  Materials and supplies, at average cost                              2,170              -                 -
  Prepayments                                                            375              -                 -
  Other                                                                   10              -                 -
                                                          -------------------   ------------   ---------------
          Total                                                       97,943            172             1,282
                                                          -------------------   ------------   ---------------

Other Property and Investments
   Investment in United Bridgeport Energy facility                         -              -            83,677
   Nuclear decommissioning trust fund assets                               -              -                 -
   Marketable securities                                                   -              -                 -
   Other                                                                   -          9,877                 -
                                                          -------------------   ------------   ---------------
          Total                                                            -          9,877            83,677
                                                          -------------------   ------------   ---------------

Property, Plant and Equipment at original cost
  In service                                                          27,414              -                 -
  Less, accumulated depreciation                                      18,464              -                 -
                                                          -------------------   ------------   ---------------
                                                                       8,950              -                 -
  Construction work in progress                                            -              -                 -
                                                          -------------------   ------------   ---------------
         Net Property, Plant and Equipment                             8,950              -                 -
                                                          -------------------   ------------   ---------------

Regulatory Assets
  Nuclear plant investments-above market                                   -              -                 -
  Income taxes due principally to book-tax differences                     -              -                 -
  Long-term purchase power contracts - above market                        -              -                 -
  Connecticut Yankee                                                       -              -                 -
  Unamortized redemption costs                                             -              -                 -
  Other                                                                    -              -                 -
                                                          -------------------   ------------   ---------------
          Total                                                            -              -                 -
                                                          -------------------   ------------   ---------------

Deferred Charges
  Goodwill                                                             9,136              -                 -
  Unamortized debt issuance expenses                                       -              -                 -
  Long term accounts receivable                                            -              -                 -
  Other                                                                7,008              -                 -
                                                          -------------------   ------------   ---------------
          Total                                                       16,144              -                 -
                                                          -------------------   ------------   ---------------

          Total Assets                                             $123,037        $10,049           $84,959
                                                          ===================   ============   ===============

                                                              Souwestcon          Xcelcom                              UIL
                                                           Properties, Inc.      Consolidated   Eliminations       Consolidated
                                                          -------------------   ------------------------------   -----------------
Current Assets
  Unrestricted cash and temporary cash investments                      $  -       $  9,022               $ -            $ 20,568
  Restricted cash                                                          -            391                 -              46,430
  Utility accounts receivable, less allowance of $1,654                    -              -                 -              58,171
  Other accounts receivable, less allowance of $1,522                     10         79,895          (108,678)             94,161
  Accounts receivable - APS settlement assets                              -              -                 -              44,770
  Unbilled revenues                                                        3         12,637                 -              38,403
  Materials and supplies, at average cost                                  -          2,288                 -               6,203
  Prepayments                                                              -              -                 -               2,348
  Other                                                                    -          1,095                 -               1,105
                                                          -------------------   ------------   ---------------   -----------------
          Total                                                           13        105,328          (108,678)            312,159
                                                          -------------------   ------------   ---------------   -----------------

Other Property and Investments
   Investment in United Bridgeport Energy facility                         -              -                 -              83,677
   Nuclear decommissioning trust fund assets                               -              -                 -                   -
   Marketable securities                                                   -              -                 -                   -
   Investment in debt securities                                           -              -                 -              25,000
   Other                                                                   -             25          (641,645)             13,450
                                                          -------------------   ------------   ---------------   -----------------
          Total                                                            -             25          (641,645)            122,127
                                                          -------------------   ------------   ---------------   -----------------

Property, Plant and Equipment at original cost
  In service                                                             850         30,036                 -             755,281
  Less, accumulated depreciation                                           -         18,368                 -             287,610
                                                          -------------------   ------------   ---------------   -----------------
                                                                         850         11,668                 -             467,671
  Construction work in progress                                            -              -                 -              49,411
                                                          -------------------   ------------   ---------------   -----------------
         Net Property, Plant and Equipment                               850         11,668                 -             517,082
                                                          -------------------   ------------   ---------------   -----------------

Regulatory Assets
  Nuclear plant investments-above market                                   -              -                 -             456,950
  Income taxes due principally to book-tax differences                     -              -                 -              69,115
  Long-term purchase power contracts - above market                        -              -                 -             100,379
  Connecticut Yankee                                                       -              -                 -              33,821
  Unamortized redemption costs                                             -              -                 -              18,245
  Other                                                                    -              -                 -              40,804
                                                          -------------------   ------------   ---------------   -----------------
          Total                                                            -              -                 -             719,314
                                                          -------------------   ------------   ---------------   -----------------

Deferred Charges
  Goodwill                                                                 -         66,957                 -              76,093
  Unamortized debt issuance expenses                                       -              -                 -               4,509
  Long term accounts receivable                                            -              -                 -              10,766
  Other                                                                    -         11,743           (10,381)             18,761
                                                          -------------------   ------------   ---------------   -----------------
          Total                                                            -         78,700           (10,381)            110,129
                                                          -------------------   ------------   ---------------   -----------------

          Total Assets                                                  $863       $195,721         $(760,704)         $1,780,811
                                                          ===================   ============   ===============   =================

UIL HOLDINGS CORPORATION
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
THOUSANDS OF DOLLARS
LIABILITIES AND CAPITALIZATION

                                                      The United                             United
                                                     Illuminating                           Resources
                                                        Company          UIL Holdings         Inc.
                                                  -------------------   -------------   ----------------
Current Liabilities
  Notes payable                                           $        -        $ 65,660           $ 56,005
  Current portion of long-term debt                          100,000               -                  -
  Accounts payable                                            42,268             663                898
  Accounts payable -APS Settlements                                -               -                  -
  Dividends payable                                           20,000          10,275                  -
  Accrued liabilities                                         41,984              (1)                 -
  Deferred revenues-nonutility businesses                          -               -                  -
  Taxes accrued                                                6,655             141               (592)
  Interest accrued                                             5,151           2,093                  -
  Obligations under capital leases                               473               -                  -
                                                  -------------------   -------------   ----------------
          Total                                              216,531          78,831             56,311
                                                  -------------------   -------------   ----------------

Noncurrent Liabilities
  Purchase power contract obligation                         100,379               -                  -
  Pension accrued                                             44,857               -                  -
  Nuclear decommissioning obligation                               -               -                  -
  Connecticut Yankee contract obligation                      28,442               -                  -
  Long-term notes payable                                          -               -                  -
  Obligations under capital leases                            14,815               -                  -
  Other                                                       13,683               -                  -
                                                  -------------------   -------------   ----------------
          Total                                              202,176               -                  -
                                                  -------------------   -------------   ----------------

Deferred Income Taxes                                        225,714               -                  -
                                                  -------------------   -------------   ----------------

Regulatory Liabilities
  Accumulated deferred investment tax credits                 13,201               -                  -
  Deferred gains on sale of property                          33,130               -                  -
  Customer refund                                              6,820               -                  -
  Other                                                       10,615               -                  -
  Commitments and contingencies                                    -               -                  -
                                                  -------------------   -------------   ----------------
          Total                                               63,766               -                  -
                                                  -------------------   -------------   ----------------

Capitalization
  Long-term debt
    Long-term debt                                           320,432          75,000             10,382
    Investment in Seabrook obligation bonds                        -               -                  -
                                                  -------------------   -------------   ----------------
          Net long-term debt                                 320,432          75,000             10,382
                                                  -------------------   -------------   ----------------

Common stock equity
    Common stock                                                   1         296,501                  1
    Paid-in capital                                          253,137           3,749            213,028
    Other comprehensive income                               (26,694)              -                  -
    Unrealized gain on investment                                  -               -                  -
    Capital stock expense                                          -          (2,170)                 -
    Unearned employee stock ownership plan equity                  -          (6,411)                 -
    Retained earnings                                        148,219          17,219            (18,837)
                                                  -------------------   -------------   ----------------
                                                             374,663         308,888            194,192
                                                  -------------------   -------------   ----------------

          Total Capitalization                               695,095         383,888            204,574
                                                  -------------------   -------------   ----------------

          Total Liabilities and Capitalization            $1,403,282        $462,719           $260,885
                                                  ===================   =============   ================


                                                       American         United Capital      United
                                                        Payment         Investments,      Bridgeport
                                                     Systems, Inc.          Inc.          Energy, Inc.
                                                  -------------------   -------------   ----------------
Current Liabilities
  Notes payable                                             $  3,260         $     -            $     -
  Current portion of long-term debt                                -               -                  -
  Accounts payable                                              (176)          1,200              3,684
  Accounts payable -APS Settlements                           82,659               -                  -
  Dividends payable                                                -               -                  -
  Accrued liabilities                                         10,533               -                  -
  Deferred revenues-nonutility businesses                          -               -                  -
  Taxes accrued                                                 (782)            165              1,217
  Interest accrued                                                 -               -                  -
  Obligations under capital leases                                 -               -                  -
                                                  -------------------   -------------   ----------------
          Total                                               95,494           1,365              4,901
                                                  -------------------   -------------   ----------------

Noncurrent Liabilities
  Purchase power contract obligation                               -               -                  -
  Pension accrued                                                  -               -                  -
  Nuclear decommissioning obligation                               -               -                  -
  Connecticut Yankee contract obligation                           -               -                  -
  Long-term notes payable                                          -               -             54,162
  Obligations under capital leases                                 -               -                  -
  Other                                                           84               -                  -
                                                  -------------------   -------------   ----------------
          Total                                                   84               -             54,162
                                                  -------------------   -------------   ----------------

Deferred Income Taxes                                            (25)         (1,086)                 -
                                                  -------------------   -------------   ----------------

Regulatory Liabilities
  Accumulated deferred investment tax credits                      -               -                  -
  Deferred gains on sale of property                               -               -                  -
  Customer refund                                                  -               -                  -
  Other                                                            -               -                  -
  Commitments and contingencies                                    -               -                  -
                                                  -------------------   -------------   ----------------
          Total                                                    -               -                  -
                                                  -------------------   -------------   ----------------

Capitalization
  Long-term debt
    Long-term debt                                                 -               -                  -
    Investment in Seabrook obligation bonds                        -               -                  -
                                                  -------------------   -------------   ----------------
          Net long-term debt                                       -               -                  -
                                                  -------------------   -------------   ----------------

Common stock equity
    Common stock                                                   1               -                  1
    Paid-in capital                                           35,008          17,187             24,069
    Other comprehensive income                                     -               -                  -
    Unrealized gain on investment                                  -               -                  -
    Capital stock expense                                          -               -                  -
    Unearned employee stock ownership plan equity                  -               -                  -
    Retained earnings                                         (7,525)         (7,417)             1,826
                                                  -------------------   -------------   ----------------
                                                              27,484           9,770             25,896
                                                  -------------------   -------------   ----------------

          Total Capitalization                                27,484           9,770             25,896
                                                  -------------------   -------------   ----------------

          Total Liabilities and Capitalization              $123,037         $10,049            $84,959
                                                  ===================   =============   ================


                                                      Souwestcon          Xcelecom                               UIL
                                                   Properties, Inc.      Consolidated    Eliminations       Consolidated
                                                  -------------------   -------------   ----------------  ------------------
Current Liabilities
  Notes payable                                               $    -        $  4,055          $ (82,665)           $ 46,315
  Current portion of long-term debt                                -               -                  -             100,000
  Accounts payable                                               149           1,334             (6,013)             44,007
  Accounts payable -APS Settlements                                -               -                  -              82,659
  Dividends payable                                                -               -            (20,000)             10,275
  Accrued liabilities                                              -          20,421               (214)             72,723
  Deferred revenues-nonutility businesses                          -          25,553                  -              25,553
  Taxes accrued                                                 (225)            735                  -               7,314
  Interest accrued                                                 -               -                213               7,457
  Obligations under capital leases                                 -               -                  -                 473
                                                  -------------------   -------------   ----------------  ------------------
          Total                                                  (76)         52,098           (108,679)            396,776
                                                  -------------------   -------------   ----------------  ------------------

Noncurrent Liabilities
  Purchase power contract obligation                               -               -                  -             100,379
  Pension accrued                                                  -               -                  -              44,857
  Nuclear decommissioning obligation                               -               -                  -                   -
  Connecticut Yankee contract obligation                           -               -                  -              28,442
  Long-term notes payable                                          -          14,409            (54,163)             14,408
  Obligations under capital leases                                 -               -                  -              14,815
  Other                                                            -             (87)                 -              13,680
                                                  -------------------   -------------   ----------------  ------------------
          Total                                                    -          14,322            (54,163)            216,581
                                                  -------------------   -------------   ----------------  ------------------

Deferred Income Taxes                                              -           1,301                  -             225,904
                                                  -------------------   -------------   ----------------  ------------------

Regulatory Liabilities
  Accumulated deferred investment tax credits                      -               -                  -              13,201
  Deferred gains on sale of property                               -               -                  -              33,130
  Customer refund                                                  -               -                  -               6,820
  Other                                                            -               -                  -              10,615
  Commitments and contingencies                                    -               -                  -                   -
                                                  -------------------   -------------   ----------------  ------------------
          Total                                                    -               -                  -              63,766
                                                  -------------------   -------------   ----------------  ------------------

Capitalization
  Long-term debt
    Long-term debt                                                 -               -            (10,382)            395,432
    Investment in Seabrook obligation bonds                        -               -                  -                   -
                                                  -------------------   -------------   ----------------  ------------------
          Net long-term debt                                       -               -            (10,382)            395,432
                                                  -------------------   -------------   ----------------  ------------------

Common stock equity
    Common stock                                                   -               2                 (6)            296,501
    Paid-in capital                                            1,360         124,969           (668,758)              3,749
    Other comprehensive income                                     -               -                  -             (26,694)
    Unrealized gain on investment                                  -               -                  -                   -
    Capital stock expense                                          -               -                  -              (2,170)
    Unearned employee stock ownership plan equity                  -               -                  -              (6,411)
    Retained earnings                                           (421)          3,029             81,284             217,377
                                                  -------------------   -------------   ----------------  ------------------
                                                                 939         128,000           (587,480)            482,352
                                                  -------------------   -------------   ----------------  ------------------

          Total Capitalization                                   939         128,000           (597,862)            877,784
                                                  -------------------   -------------   ----------------  ------------------

          Total Liabilities and Capitalization                  $863        $195,721          $(760,704)        $ 1,780,811
                                                  ===================   =============   ================  ==================

XCELECOM, INC.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
THOUSANDS OF DOLLARS
ASSETS

                                                             Thermal
                                                            Energies,    Precision                     Xcelecom
                                                              Inc.       Power, Inc.  Brite Way Inc.     Inc.
                                                          ------------   -----------  --------------  -----------

Current Assets
  Unrestricted cash and temporary cash investments             $  419       $    -          $    -      $      1
  Restricted cash                                                 200            -               -             -
  Utility accounts receivable, less allowance of $1,654             -            -               -             -
  Other accounts receivable, less allowance of $1,522             875        1,393           4,658        23,547
  Accounts receivable - APS settlement assets                       -            -               -             -
  Unbilled revenues                                                 -            -             270             -
  Materials and supplies, at average cost                           -            -              57             -
  Prepayments                                                       -            -               -             -
  Other                                                             5            -               -           475
                                                          ------------   ----------   -------------   -----------
          Total                                                 1,499        1,393           4,985        24,023
                                                          ------------   ----------   -------------   -----------

Other Property and Investments
   Investment in United Bridgeport Energy facility                  -            -               -             -
   Nuclear decommissioning trust fund assets                        -            -               -             -
   Marketable securities                                            -            -               -             -
   Investment in debt securities                                    -            -               -             -
   Other                                                            -            -               -       124,384
                                                          ------------   ----------   -------------   -----------
          Total                                                     -            -               -       124,384
                                                          ------------   ----------   -------------   -----------

Property, Plant and Equipment at original cost
  In service                                                    6,192            -             275         1,686
  Less, accumulated depreciation                                4,250            -             147           409
                                                          ------------   ----------   -------------   -----------
                                                                1,942            -             128         1,277
  Construction work in progress                                     -            -               -             -
                                                          ------------   ----------   -------------   -----------
      Net Property, Plant and Equipment                         1,942            -             128         1,277
                                                          ------------   ----------   -------------   -----------

Regulatory Assets
  Nuclear plant investments-above market                            -            -               -             -
  Income taxes due principally to book-tax differences              -            -               -             -
  Long-term purchase power contracts - above market                 -            -               -             -
  Connecticut Yankee                                                -            -               -             -
  Unamortized redemption costs                                      -            -               -             -
  Other                                                             -            -               -             -
                                                          ------------   ----------   -------------   -----------
          Total                                                     -            -               -             -
                                                          ------------   ----------   -------------   -----------

Deferred Charges
  Goodwill                                                          -            -           1,597             -
  Unamortized debt issuance expenses                                -            -               -             -
  Long term accounts receivable                                     -            -               -             -
  Other                                                           124            -               -        11,396
                                                          ------------   ----------   -------------   -----------
          Total                                                   124            -           1,597        11,396
                                                          ------------   ----------   -------------   -----------

          Total Assets                                         $3,565       $1,393          $6,710      $161,080
                                                          ============   ==========   =============   ===========





                                                             Johnson                    Orlando         Allan
                                                            Electric,       Data      Diefenderfer,    Electric,
                                                               Inc.      Store, Inc.      Inc.           Inc.
                                                          ------------   ----------   -------------   -----------

Current Assets
  Unrestricted cash and temporary cash investments             $    -      $     -         $     -       $   910
  Restricted cash                                                   -            -               -           153
  Utility accounts receivable, less allowance of $1,654             -            -               -             -
  Other accounts receivable, less allowance of $1,522           4,851        5,623          11,830        10,898
  Accounts receivable - APS settlement assets                       -            -               -             -
  Unbilled revenues                                               196            -           1,071         5,382
  Materials and supplies, at average cost                          58           60             791           137
  Prepayments                                                       -            -               -             -
  Other                                                            30          191              86            21
                                                          ------------   ----------   -------------   -----------
          Total                                                 5,135        5,874          13,778        17,501
                                                          ------------   ----------   -------------   -----------

Other Property and Investments
   Investment in United Bridgeport Energy facility                  -            -               -             -
   Nuclear decommissioning trust fund assets                        -            -               -             -
   Marketable securities                                            -            -               -             -
   Investment in debt securities                                    -            -               -             -
   Other                                                           25            -               -             -
                                                          ------------   ----------   -------------   -----------
          Total                                                    25            -               -             -
                                                          ------------   ----------   -------------   -----------

Property, Plant and Equipment at original cost
  In service                                                      745          630           2,787         2,563
  Less, accumulated depreciation                                  443          528           1,647         2,065
                                                          ------------   ----------   -------------   -----------
                                                                  302          102           1,140           498
  Construction work in progress                                     -            -               -             -
                                                          ------------   ----------   -------------   -----------
      Net Property, Plant and Equipment                           302          102           1,140           498
                                                          ------------   ----------   -------------   -----------

Regulatory Assets
  Nuclear plant investments-above market                            -            -               -             -
  Income taxes due principally to book-tax differences              -            -               -             -
  Long-term purchase power contracts - above market                 -            -               -             -
  Connecticut Yankee                                                -            -               -             -
  Unamortized redemption costs                                      -            -               -             -
  Other                                                             -            -               -             -
                                                          ------------   ----------   -------------   -----------
          Total                                                     -            -               -             -
                                                          ------------   ----------   -------------   -----------

Deferred Charges
  Goodwill                                                        227        8,293           8,935         4,765
  Unamortized debt issuance expenses                                -            -               -             -
  Long term accounts receivable                                     -            -               -             -
  Other                                                           118           98               -           498
                                                          ------------   ----------   -------------   -----------
          Total                                                   345        8,391           8,935         5,263
                                                          ------------   ----------   -------------   -----------

          Total Assets                                         $5,807      $14,367         $23,853       $23,262
                                                          ============   ==========   =============   ===========




                                                              JBL          McPhee
                                                             Electric,    Electric,     4 Front          M J
                                                               Inc.         Inc.      Systems, Inc.    Daly, Inc.
                                                          ------------   ----------   -------------   -----------

Current Assets
  Unrestricted cash and temporary cash investments             $  338      $ 1,798          $  173        $    -
  Restricted cash                                                   -            -               -             -
  Utility accounts receivable, less allowance of $1,654             -            -               -             -
  Other accounts receivable, less allowance of $1,522           2,320       38,084           2,259         6,255
  Accounts receivable - APS settlement assets                       -            -               -             -
  Unbilled revenues                                             1,727        1,852               -           195
  Materials and supplies, at average cost                           -          174             218           523
  Prepayments                                                       -            -               -             -
  Other                                                            27           63              65            14
                                                          ------------   ----------   -------------   -----------
          Total                                                 4,412       41,971           2,715         6,987
                                                          ------------   ----------   -------------   -----------

Other Property and Investments
   Investment in United Bridgeport Energy facility                  -            -               -             -
   Nuclear decommissioning trust fund assets                        -            -               -             -
   Marketable securities                                            -            -               -             -
   Investment in debt securities                                    -            -               -             -
   Other                                                            -            -               -             -
                                                          ------------   ----------   -------------   -----------
          Total                                                     -            -               -             -
                                                          ------------   ----------   -------------   -----------

Property, Plant and Equipment at original cost
  In service                                                    1,760        3,035             409         2,341
  Less, accumulated depreciation                                  637        1,613             247         1,845
                                                          ------------   ----------   -------------   -----------
                                                                1,123        1,422             162           496
  Construction work in progress                                     -            -               -             -
                                                          ------------   ----------   -------------   -----------
      Net Property, Plant and Equipment                         1,123        1,422             162           496
                                                          ------------   ----------   -------------   -----------

Regulatory Assets
  Nuclear plant investments-above market                            -            -               -             -
  Income taxes due principally to book-tax differences              -            -               -             -
  Long-term purchase power contracts - above market                 -            -               -             -
  Connecticut Yankee                                                -            -               -             -
  Unamortized redemption costs                                      -            -               -             -
  Other                                                             -            -               -             -
                                                          ------------   ----------   -------------   -----------
          Total                                                     -            -               -             -
                                                          ------------   ----------   -------------   -----------

Deferred Charges
  Goodwill                                                      1,073       30,327           2,648             -
  Unamortized debt issuance expenses                                -            -               -             -
  Long term accounts receivable                                     -            -               -             -
  Other                                                             -            5             112             4
                                                          ------------   ----------   -------------   -----------
          Total                                                 1,073       30,332           2,760             4
                                                          ------------   ----------   -------------   -----------

          Total Assets                                         $6,608      $73,725          $5,637        $7,487
                                                          ============   ==========   =============   ===========


                                                              J E
                                                            Richards,      Terry        Xcelecom        Xcelecom
                                                              Inc.        Electric    Eliminations    Consolidated
                                                          ------------   ----------   -------------   ------------

Current Assets
  Unrestricted cash and temporary cash investments            $ 5,411      $   (28)      $       -      $  9,022
  Restricted cash                                                  38            -               -           391
  Utility accounts receivable, less allowance of $1,654             -            -               -             -
  Other accounts receivable, less allowance of $1,522           8,439        8,669         (49,806)       79,895
  Accounts receivable - APS settlement assets                       -            -               -             -
  Unbilled revenues                                               526        1,418               -        12,637
  Materials and supplies, at average cost                           -          270               -         2,288
  Prepayments                                                       -            -               -             -
  Other                                                           108           10               -         1,095
                                                          ------------   ----------   -------------   -----------
          Total                                                14,522       10,339         (49,806)      105,328
                                                          ------------   ----------   -------------   -----------

Other Property and Investments
   Investment in United Bridgeport Energy facility                  -            -               -             -
   Nuclear decommissioning trust fund assets                        -            -               -             -
   Marketable securities                                            -            -               -             -
   Investment in debt securities                                    -            -               -             -
   Other                                                            -            -        (124,384)           25
                                                          ------------   ----------   -------------   -----------
          Total                                                     -            -        (124,384)           25
                                                          ------------   ----------   -------------   -----------

Property, Plant and Equipment at original cost
  In service                                                    1,658        5,955               -        30,036
  Less, accumulated depreciation                                1,169        3,368               -        18,368
                                                          ------------   ----------   -------------   -----------
                                                                  489        2,587               -        11,668
  Construction work in progress                                     -            -               -             -
                                                          ------------   ----------   -------------   -----------
      Net Property, Plant and Equipment                           489        2,587               -        11,668
                                                          ------------   ----------   -------------   -----------

Regulatory Assets
  Nuclear plant investments-above market                            -            -               -             -
  Income taxes due principally to book-tax differences              -            -               -             -
  Long-term purchase power contracts - above market                 -            -               -             -
  Connecticut Yankee                                                -            -               -             -
  Unamortized redemption costs                                      -            -               -             -
  Other                                                             -            -               -             -
                                                          ------------   ----------   -------------   -----------
          Total                                                     -            -               -             -
                                                          ------------   ----------   -------------   -----------

Deferred Charges
  Goodwill                                                      3,088        6,004               -        66,957
  Unamortized debt issuance expenses                                -            -               -             -
  Long term accounts receivable                                     -            -               -             -
  Other                                                            15           83            (710)       11,743
                                                          ------------   ----------   -------------   -----------
          Total                                                 3,103        6,087            (710)       78,700
                                                          ------------   ----------   -------------   -----------

          Total Assets                                        $18,114      $19,013       $(174,900)     $195,721
                                                          ============   ==========   =============   ===========

XCELECOM, INC
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
THOUSANDS OF DOLLARS
LIABILITIES AND CAPITALIZATION

                                                             Thermal          Precision
                                                             Energies           Power            Brite         Xcelecom
                                                               Inc.             Inc.            Way, Inc.         Inc.
                                                          ---------------   --------------   --------------   -----------
Current Liabilities
  Notes payable                                                    $ 318              $ -            $ 960       $ 4,050
  Current portion of long-term debt                                    -                -                -             -
  Accounts payable                                                   200                -                -        21,714
  Accounts payable - APS settlements                                   -                -                -             -
  Dividends payable                                                    -                -                -             -
  Other accrued liabilities                                          297                -            1,461         2,868
  Deferred revenues-nonutility businesses                              -                -              191             -
  Taxes accrued                                                       27               11              (34)         (231)
  Interest accrued                                                     -                -                2             -
  Obligations under capital leases                                     -                -                -             -
                                                          ---------------   --------------   --------------   -----------
          Total                                                      842               11            2,580        28,401
                                                          ---------------   --------------   --------------   -----------

Noncurrent Liabilities
  Purchase power contract obligation                                   -                -                -             -
  Nuclear decommissioning obligation                                   -                -                -             -
  Connecticut Yankee contract obligation                               -                -                -             -
  Long term notes payable                                          2,332                -                -        10,382
  Obligations under capital leases                                     -                -                -             -
  Other                                                              (87)               -                -             -
                                                          ---------------   --------------   --------------   -----------
          Total                                                    2,245                -                -        10,382
                                                          ---------------   --------------   --------------   -----------

Deferred Income Taxes                                                  -                -               45           196
                                                          ---------------   --------------   --------------   -----------

Regulatory Liabilities
  Accumulated deferred investment tax credits                          -                -                -             -
  Deferred gains on sale of property                                   -                -                -             -
  Customer refund                                                      -                -                -             -
  Other                                                                -                -                -             -
  Commitments and contingencies                                        -                -                -             -
                                                          ---------------   --------------   --------------   -----------
          Total                                                        -                -                -             -
                                                          ---------------   --------------   --------------   -----------

Capitalization
  Long-term debt                                                       -                -                -             -
    Long-term debt                                                     -                -                -             -
    Investment in Seabrook obligation bonds                            -                -                -             -
                                                          ---------------   --------------   --------------   -----------
      Net long-term debt                                               -                -                -             -
                                                          ---------------   --------------   --------------   -----------

Common stock equity
    Common stock                                                       1                1                1             -
    Paid-in capital                                                1,291            7,335            3,303       124,971
    Other comprehensive income                                         -                -                -             -
    Unreailzed gain on investment                                      -                -                -             -
    Capital stock expense                                              -                -                -             -
    Unearned employee stock ownership plan equity                      -                -                -             -
    Retained earnings                                               (814)          (5,954)             781        (2,870)
                                                          ---------------   --------------   --------------   -----------
                                                                     478            1,382            4,085       122,101
                                                          ---------------   --------------   --------------   -----------

          Total Capitalization                                       478            1,382            4,085       122,101
                                                          ---------------   --------------   --------------   -----------

          Total Liabilities and Capitalization                    $3,565           $1,393           $6,710      $161,080
                                                          ===============   ==============   ==============   ===========


                                                                                                Orlando          Allan
                                                             Johnson            Data          Diefenderfer,    Electric,
                                                          Electric, Inc.     Store, Inc.          Inc.           Inc.
                                                          ---------------   --------------   --------------   -----------
Current Liabilities
  Notes payable                                                   $1,063             $ 45          $ 4,598       $ 4,723
  Current portion of long-term debt                                    -                -                -             -
  Accounts payable                                                 3,469                1              593           188
  Accounts payable - APS settlements                                   -                -                -             -
  Dividends payable                                                    -                -                -             -
  Other accrued liabilities                                          892            1,355            2,338         2,802
  Deferred revenues-nonutility businesses                            713              156            1,262           713
  Taxes accrued                                                      255              180              211          (112)
  Interest accrued                                                     2                -                9             8
  Obligations under capital leases                                     -                -                -             -
                                                          ---------------   --------------   --------------   -----------
          Total                                                    6,394            1,737            9,011         8,322
                                                          ---------------   --------------   --------------   -----------

Noncurrent Liabilities
  Purchase power contract obligation                                   -                -                -             -
  Nuclear decommissioning obligation                                   -                -                -             -
  Connecticut Yankee contract obligation                               -                -                -             -
  Long term notes payable                                             88                -               42           240
  Obligations under capital leases                                     -                -                -             -
  Other                                                                -                -                -             -
                                                          ---------------   --------------   --------------   -----------
          Total                                                       88                -               42           240
                                                          ---------------   --------------   --------------   -----------

Deferred Income Taxes                                                  -                -                -           151
                                                          ---------------   --------------   --------------   -----------

Regulatory Liabilities
  Accumulated deferred investment tax credits                          -                -                -             -
  Deferred gains on sale of property                                   -                -                -             -
  Customer refund                                                      -                -                -             -
  Other                                                                -                -                -             -
  Commitments and contingencies                                        -                -                -             -
                                                          ---------------   --------------   --------------   -----------
          Total                                                        -                -                -             -
                                                          ---------------   --------------   --------------   -----------

Capitalization
  Long-term debt                                                       -                -                -             -
    Long-term debt                                                     -                -                -             -
    Investment in Seabrook obligation bonds                            -                -                -             -
                                                          ---------------   --------------   --------------   -----------
      Net long-term debt                                               -                -                -             -
                                                          ---------------   --------------   --------------   -----------

Common stock equity
    Common stock                                                       -                2                -           100
    Paid-in capital                                                1,658           11,174           15,178        14,677
    Other comprehensive income                                         -                -                -             -
    Unreailzed gain on investment                                      -                -                -             -
    Capital stock expense                                              -                -                -             -
    Unearned employee stock ownership plan equity                      -                -                -             -
    Retained earnings                                             (2,333)           1,454             (378)         (228)
                                                          ---------------   --------------   --------------   -----------
                                                                    (675)          12,630           14,800        14,549
                                                          ---------------   --------------   --------------   -----------

          Total Capitalization                                      (675)          12,630           14,800        14,549
                                                          ---------------   --------------   --------------   -----------

          Total Liabilities and Capitalization                    $5,807          $14,367          $23,853       $23,262
                                                          ===============   ==============   ==============   ===========


                                                               JBL             McPhee           4 Front           M J
                                                          Electric, Inc.    Electric, Inc.    Systems, Inc.    Daly, Inc.
                                                          ---------------   --------------   --------------   -----------
Current Liabilities
  Notes payable                                                   $2,746            $ 237           $1,638        $1,712
  Current portion of long-term debt                                    -                -                -             -
  Accounts payable                                                   (31)             (75)              48           232
  Accounts payable - APS settlements                                   -                -                -             -
  Dividends payable                                                    -                -                -             -
  Other accrued liabilities                                          859            4,350            1,209         1,373
  Deferred revenues-nonutility businesses                             15           16,154              260         2,161
  Taxes accrued                                                       34              183              (25)          251
  Interest accrued                                                     3                -                3             4
  Obligations under capital leases                                     -                -                -             -
                                                          ---------------   --------------   --------------   -----------
          Total                                                    3,626           20,849            3,133         5,733
                                                          ---------------   --------------   --------------   -----------

Noncurrent Liabilities
  Purchase power contract obligation                                   -                -                -             -
  Nuclear decommissioning obligation                                   -                -                -             -
  Connecticut Yankee contract obligation                               -                -                -             -
  Long term notes payable                                            333               22               46           792
  Obligations under capital leases                                     -                -                -             -
  Other                                                                -                -                -             -
                                                          ---------------   --------------   --------------   -----------
          Total                                                      333               22               46           792
                                                          ---------------   --------------   --------------   -----------

Deferred Income Taxes                                                 26              802                -             -
                                                          ---------------   --------------   --------------   -----------

Regulatory Liabilities
  Accumulated deferred investment tax credits                          -                -                -             -
  Deferred gains on sale of property                                   -                -                -             -
  Customer refund                                                      -                -                -             -
  Other                                                                -                -                -             -
  Commitments and contingencies                                        -                -                -             -
                                                          ---------------   --------------   --------------   -----------
          Total                                                        -                -                -             -
                                                          ---------------   --------------   --------------   -----------

Capitalization
  Long-term debt                                                       -                -                -             -
    Long-term debt                                                     -                -                -             -
    Investment in Seabrook obligation bonds                            -                -                -             -
                                                          ---------------   --------------   --------------   -----------
      Net long-term debt                                               -                -                -             -
                                                          ---------------   --------------   --------------   -----------

Common stock equity
    Common stock                                                       1                -                -             -
    Paid-in capital                                                1,932           41,060            2,876           994
    Other comprehensive income                                         -                -                -             -
    Unreailzed gain on investment                                      -                -                -             -
    Capital stock expense                                              -                -                -             -
    Unearned employee stock ownership plan equity                      -                -                -             -
    Retained earnings                                                690           10,992             (418)          (32)
                                                          ---------------   --------------   --------------   -----------
                                                                   2,623           52,052            2,458           962
                                                          ---------------   --------------   --------------   -----------

          Total Capitalization                                     2,623           52,052            2,458           962
                                                          ---------------   --------------   --------------   -----------

          Total Liabilities and Capitalization                    $6,608          $73,725           $5,637        $7,487
                                                          ===============   ==============   ==============   ===========


                                                               J E                             Xcelecom        Xcelecom
                                                          Richards, Inc.    Terry Electric   Eliminations     Consolidated
                                                          ---------------   --------------   --------------   -----------
Current Liabilities
  Notes payable                                                    $ 251          $ 2,836        $ (21,122)      $ 4,055
  Current portion of long-term debt                                    -                -                -             -
  Accounts payable                                                  (422)             199          (24,782)        1,334
  Accounts payable - APS settlements                                   -                -                -             -
  Dividends payable                                                    -                -                -             -
  Other accrued liabilities                                        2,072            2,510           (3,965)       20,421
  Deferred revenues-nonutility businesses                          2,997              931                -        25,553
  Taxes accrued                                                      271             (286)               -           735
  Interest accrued                                                     -                4              (35)            -
  Obligations under capital leases                                     -                -                -             -
                                                          ---------------   --------------   --------------   -----------
          Total                                                    5,169            6,194          (49,904)       52,098
                                                          ---------------   --------------   --------------   -----------

Noncurrent Liabilities
   Purchase power contract obligation                                  -                -                -             -
  Nuclear decommissioning obligation                                   -                -                -             -
  Connecticut Yankee contract obligation                               -                -                -             -
  Long term notes payable                                          2,400            1,144           (3,412)       14,409
  Obligations under capital leases                                     -                -                -             -
  Other                                                                -                -                -           (87)
                                                          ---------------   --------------   --------------   -----------
          Total                                                    2,400            1,144           (3,412)       14,322
                                                          ---------------   --------------   --------------   -----------

Deferred Income Taxes                                                 81                -                -         1,301
                                                          ---------------   --------------   --------------   -----------

Regulatory Liabilities
  Accumulated deferred investment tax credits                          -                -                -             -
  Deferred gains on sale of property                                   -                -                -             -
  Customer refund                                                      -                -                -             -
  Other                                                                -                -                -             -
  Commitments and contingencies                                        -                -                -             -
                                                          ---------------   --------------   --------------   -----------
          Total                                                        -                -                -             -
                                                          ---------------   --------------   --------------   -----------

Capitalization
  Long-term debt                                                       -                -                -             -
    Long-term debt                                                     -                -                -             -
    Investment in Seabrook obligation bonds                            -                -                -             -
                                                          ---------------   --------------   --------------   -----------
       Net long-term debt                                              -                -                -             -
                                                          ---------------   --------------   --------------   -----------

Common stock equity
    Common stock                                                       -                -             (104)            2
    Paid-in capital                                                8,858           11,142         (121,480)      124,969
    Other comprehensive income                                         -                -                -             -
    Unreailzed gain on investment                                      -                -                -             -
    Capital stock expense                                              -                -                -             -
    Unearned employee stock ownership plan equity                      -                -                -             -
    Retained earnings                                              1,606              533                -         3,029
                                                          ---------------   --------------   --------------   -----------
                                                                  10,464           11,675         (121,584)      128,000
                                                          ---------------   --------------   --------------   -----------

          Total Capitalization                                    10,464           11,675         (121,584)      128,000
                                                          ---------------   --------------   --------------   -----------

          Total Liabilities and Capitalization                   $18,114          $19,013        $(174,900)     $195,721
                                                          ===============   ==============   ==============   ===========

UIL HOLDINGS CORPORATION
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
THOUSANDS OF DOLLARS


                                         The United
                                        Illuminating                                United Resources
                                           Company              UIL Holdings              Inc.
                                  -------------------------    ---------------    ---------------------

BALANCE, JANUARY 1                                $174,275            $14,301                 $(14,590)
Net income (loss)                                   53,944             43,947                   (4,247)

                                  -------------------------    ---------------    ---------------------
      Total                                        228,219             58,248                  (18,837)
                                  -------------------------    ---------------    ---------------------


Deduct Cash Dividends Declared

  Common stock                                      80,000             41,029                        -
                                  -------------------------    ---------------    ---------------------
      Total                                         80,000             41,029                        -
                                  -------------------------    ---------------    ---------------------


BALANCE, DECEMBER 31                              $148,219            $17,219                 $(18,837)
                                  =========================    ===============    =====================


                                                                   United                United
                                      American Payment             Capital             Bridgeport
                                        Systems, Inc.          Investments, Inc.      Energy, Inc.
                                  -------------------------    ---------------    ---------------------

BALANCE, JANUARY 1                                 $(5,721)           $(3,326)                  $2,835
Net income (loss)                                   (1,804)            (4,091)                  (1,009)

                                  -------------------------    ---------------    ---------------------
      Total                                         (7,525)            (7,417)                   1,826
                                  -------------------------    ---------------    ---------------------


Deduct Cash Dividends Declared

  Common stock                                           -                  -                        -
                                  -------------------------    ---------------    ---------------------
      Total                                              -                  -                        -
                                  -------------------------    ---------------    ---------------------


BALANCE, DECEMBER 31                               $(7,525)           $(7,417)                  $1,826
                                  =========================    ===============    =====================



                                         Souwestcon               Xcelecom                                       UIL
                                      Properties, Inc.          Consolidated          Eliminations           Consolidated
                                  -------------------------    ---------------    ---------------------   ------------------

BALANCE, JANUARY 1                                   $ (70)            $1,589                  $45,166             $214,459
Net income (loss)                                     (351)             1,440                  (43,882)              43,947

                                  -------------------------    ---------------    ---------------------   ------------------
      Total                                           (421)             3,029                    1,284              258,406
                                  -------------------------    ---------------    ---------------------   ------------------


Deduct Cash Dividends Declared

  Common stock                                           -                  -                  (80,000)              41,029
                                  -------------------------    ---------------    ---------------------   ------------------
      Total                                              -                  -                  (80,000)              41,029
                                  -------------------------    ---------------    ---------------------   ------------------


BALANCE, DECEMBER 31                                $(421)             $3,029                  $81,284             $217,377
                                  =========================    ===============    =====================   ==================


XCELECOM, INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
THOUSANDS OF DOLLARS



                                      Thermal Energies      Precision Power                         Xcelecom
                                            Inc.                 Inc.            Brite Way, Inc.      Inc.
                                      ------------------   ------------------   ------------------------------

BALANCE, JANUARY 1                                $(980)             $(5,971)              $502       $(1,977)
Net income (loss)                                   166                   17                279          (893)

                                      ------------------   ------------------   ----------------   -----------
      Total                                        (814)              (5,954)               781        (2,870)
                                      ------------------   ------------------   ----------------   -----------


Deduct Cash Dividends Declared

  Common stock                                        -                    -                  -             -
                                      ------------------   ------------------   ----------------   -----------
      Total                                           -                    -                  -             -
                                      ------------------   ------------------   ----------------   -----------


BALANCE, DECEMBER 31                              $(814)             $(5,954)              $781       $(2,870)
                                      ==================   ==================   ================   ===========

                                                                                    Orlando           Allan
                                           Johnson               Data             Diefenderfer,      Electric,
                                       Electric, Inc.         Store, Inc.             Inc.             Inc.
                                      ------------------   ------------------   ----------------   -----------

BALANCE, JANUARY 1                              $   474               $1,552              $(507)        $(460)
Net income (loss)                                (2,807)                 (98)               129           232

                                      ------------------   ------------------   ----------------   -----------
      Total                                      (2,333)               1,454               (378)         (228)
                                      ------------------   ------------------   ----------------   -----------


Deduct Cash Dividends Declared

  Common stock                                        -                    -                  -             -
                                      ------------------   ------------------   ----------------   -----------
      Total                                           -                    -                  -             -
                                      ------------------   ------------------   ----------------   -----------


BALANCE, DECEMBER 31                            $(2,333)              $1,454              $(378)        $(228)
                                      ==================   ==================   ================   ===========

                                             JBL                McPhee              4 Front           M J
                                       Electric, Inc.       Electric, Inc.       Systems, Inc.      Daly, Inc.
                                      ------------------   ------------------   ----------------   -----------

BALANCE, JANUARY 1                                 $552              $ 7,359              $  (2)         $100
Net income (loss)                                   138                3,633               (416)         (132)

                                      ------------------   ------------------   ----------------   -----------
      Total                                         690               10,992               (418)          (32)
                                      ------------------   ------------------   ----------------   -----------


Deduct Cash Dividends Declared

  Common stock                                        -                    -                  -             -
                                      ------------------   ------------------   ----------------   -----------
      Total                                           -                    -                  -             -
                                      ------------------   ------------------   ----------------   -----------


BALANCE, DECEMBER 31                               $690              $10,992              $(418)         $(32)
                                      ==================   ==================   ================   ===========


                                                                                     Xcelecom
                                      J E Richards, Inc.      Terry Electric       Consolidated
                                      ------------------   ------------------   ----------------

BALANCE, JANUARY 1                               $  947                 $  -             $1,589
Net income (loss)                                   659                  533              1,440

                                      ------------------   ------------------
                                                                                ----------------
      Total                                       1,606                  533              3,029
                                      ------------------   ------------------   ----------------


Deduct Cash Dividends Declared

  Common stock                                        -                    -                  -
                                      ------------------   ------------------   ----------------
      Total                                           -                    -                  -
                                      ------------------   ------------------   ----------------


BALANCE, DECEMBER 31                             $1,606                 $533             $3,029
                                      ==================   ==================   ================

                                    EXHIBIT B

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


-------------------------------
     UIL Holdings Corporation

-------------------------------
                           100%
-------------------------------

     United Resources, Inc.

-------------------------------
                           100%
-------------------------------                       --------------------------

 United Bridgeport Energy, Inc.                           Unrelated Persons

-------------------------------                       --------------------------
                            33%                       67%
                                ----------------------

                                Bridgeport Energy LLC
                                        (EWG)
                                ----------------------